SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

Commission File Number: 000-52143

WestCoast Golf Experiences, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-2706319 (I.R.S. Employer Identification No.)
4199 Campus Drive, Suite 550, Irvine, CA (Address of principal executive offices)	92612 (Zip Code)
(949) 725-2201 (Registrant’s Telephone Number, Including Area Code) #309 - 333 East 1st Street North Vancouver, BC, Canada V7L 4W9 (Former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment and Resignation of Principal Officers and Directors.

Effective January 4, 2008, the board of directors of the WestCoast Golf Experiences, Inc. (“Registrant”) appointed Suzanne Fischer as President, Secretary, Treasurer and as sole director of the Registrant and accepted the resignations of Roger Arnet, the Registrant’s President, Secretary, Treasurer and one of its directors, who resigned on that same date. Mr. Arnet’s resignation was not the result of any disagreement with the policies, practices or procedures of the Registrant. The resignation of Mr. Arnet is attached hereto as Exhibit 17.1. Mr. Arnet continues to hold 2,000,000 shares of the Registrant’s common stock, or approximately 67% of the issued and outstanding. In addition, on January 4, 2008, Tyler Halls resigned as the Vice President of Golf Operations.

Suzanne Fischer, 29, has served as a financial analyst for Quest Diagnostics, a provider of diagnostic testing, information and services that patients and doctors need to make healthcare decisions since 2007. Ms. Fischer responsibilities include assisting the controller, assistant controller and sales directors with annual budgets and forecasts. From 1999 to 2006, Ms. Fischer was the assistant manager of operations at Mayan, Inc., where she reconciled cash accounts of all employees, planned and conducted the quarterly and annual physical inventory counts and developed and implemented internal controls to reduce employee theft. Ms. Fischer will complete her Bachelor of Science degree in accountancy from California State University, Northridge in May 2008. Ms. Fischer is not an officer or director of any other reporting company.

The Registrant anticipates entering into a compensation agreement with Ms. Fischer, the terms of which will be disclosed when available, pursuant to which Ms. Fischer is expected to receive a salary and/or stock based compensation.  Ms. Fischer does not hold any shares of the Registrant’s common stock.

Item 8.01. Other Events.

In connection with the change in management as specified in Item 5.02, the Registrant moved its office to 4199 Campus Drive, Suite 550, Irvine, California 92612. The Registrant’s new telephone number is 949-725-2201.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
17.1	Resignation of Roger Arnet as President, Secretary, Treasurer and a Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WestCoast Golf Experiences, Inc.

January 9, 2008	By:	/s/ Suzanne Fischer
Suzanne Fischer
President, Secretary, Treasurer